UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2011

ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	0-19608 (Commission File Number)	39-1388360 (IRS Employer Identification No.)

10850 West Park Place, Suite 1200 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip Code)

Registrant’s telephone number, including area code:  (414) 973-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 1, 2011, ARI Network Services, Inc. (the “Company”) entered into a Commitment Letter (the “Commitment Letter”) with Fifth Third Bank (“Fifth Third”) pursuant to which Fifth Third, on the terms and subject to the conditions set forth in the Commitment Letter, committed to extend to the Company credit facilities consisting of a $1.5 million revolving credit facility (the “Revolving Loan”) and a $5.0 million term loan facility (the “Term Loan,” and together with the Revolving Loan, the “Credit Facilities”).  Pursuant to the Commitment Letter, it is anticipated that the proceeds of the Credit Facilities, when received, will be used to repay certain indebtedness of the Company, to pay fees, costs and expenses, and for working capital and general corporate purposes.

It is anticipated that each of the Revolving Loan and the Term Loan will bear interest at rates favorable to the Company’s existing revolving loan and term loan, and will be subject to a commitment fee and a non-use fee on the unused portion of the Revolving Loan.  Principal and interest on the Term Loan will be repaid in either quarterly or monthly installments, at the Company’s one-time option prior to closing.  Mandatory prepayments of the Credit Facilities will be required in the amount of 50% of the Company’s excess cash flow (to be defined by the parties) for the six-month periods ending January 31, 2012 and July 31, 2012 and for each fiscal year thereafter.  Each of the Credit Facilities will mature three years from the date of the closing.

Under the Commitment Letter, the Credit Facilities will be subject to covenants and events of default customarily found in loan agreements of a similar nature.  Financial covenants will include, without limitation, a minimum fixed charge coverage ratio and senior leverage (maximum senior funded indebtedness to EBITDA) ratio.  The Credit Facilities will be secured by a first priority security interest in substantially all assets of the Company and by a first priority pledge of all outstanding equity securities of each of the Company’s domestic subsidiaries and 65% of outstanding equity securities of foreign subsidiaries.  The closing of the Credit Facilities will be subject to customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 7, 2011

ARI NETWORK SERVICES, INC.

By:

/s/ Darin R. Janecek

Darin R. Janecek
Vice President of Finance and
Chief Financial Officer

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